RALSTON PURINA COMPANY
Exhibit 11

                         RALSTON PURINA COMPANY AND SUBSIDIARIES
                            CONSOLIDATED STATEMENT OF EARNINGS
                        (Dollars in millions except per share data)


                                              Quarter Ended         Six Months
                                                March 31,        Ended March 31,
                                            1996        1995      1996    1995
                                            ----        ----      ----    ----


Net Sales                                 $ 1,441.6   $ 1,752.1     $ 3,096.5   $ 3,743.9
                                          ---------   ---------     ---------   ---------
Costs and Expenses
  Cost of products sold                       867.5       995.0       1,812.1     2,105.3
  Selling, general and administrative         269.9       460.6         529.4       915.6
  Advertising and promotion                   155.2       140.4         344.1       319.2
  Interest expense                             49.5        46.8          99.2        95.7
  Provision for restructuring                              12.1                      35.0
  Other (income)/expense, net                   6.4         2.5          14.4         2.1
                                           ---------   ---------     ---------   --------
                                            1,348.5     1,657.4       2,799.2     3,472.9
                                           ---------   ---------     ---------   --------
Earnings before Income Taxes and
  Equity Earnings                              93.1        94.7         297.3       271.0
Income Taxes                                  (35.4)      (43.3)       (113.0)     (118.5)
                                           ---------   ---------     ---------   --------
Earnings before Equity Earnings                57.7        51.4         184.3       152.5
Equity Earnings, Net of Taxes                   1.4                       3.3
                                           ---------   ---------     ---------   --------
Net Earnings                                   59.1        51.4         187.6       152.5
Preferred Stock Dividend, Net of Taxes         (3.6)       (4.8)         (7.2)       (9.6)
                                           ---------   ---------     ---------   --------
Earnings Available to Common Shareholders $    55.5   $    46.6     $   180.4   $   142.9
                                           =========   =========     =========   ========
Cash Dividends Declared per RAL Common
  Share                                   $    0.60   $    0.60     $    0.60   $    0.60
                                           =========   =========     =========   ========

Earnings Per Share (pro forma in prior
  year assuming one class of common stock):
    Primary                                   $0.55       $0.46         $1.77       $1.40
    Fully Diluted                             $0.52       $0.45         $1.67       $1.33

  RAL Stock (based on RPG Group earnings):
    Primary                                               $0.50                     $1.52
    Fully Diluted                                         $0.48                     $1.43

  CBG Stock (based on CBG Group earnings):
    Primary                                              ($0.15)                   ($0.42)
    Fully Diluted                                        ($0.15)                   ($0.42)

                 See Accompanying Notes to Condensed Financial Statements.

                    RALSTON PURINA COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  (Condensed)
                             (Dollars in millions)

                                                March 31,      Sept. 30,
                                                   1996           1995
            Assets                              ---------      ---------
Current Assets
  Cash and cash equivalents                    $    61.6      $    44.3
  Receivables, less allowance for doubtful
    accounts of $35.2 and $34.3, respectively      782.4          801.4
  Inventories
    Raw materials and supplies                     214.6          209.1
    Work in process                                130.4          111.4
    Finished products                              466.0          445.7
  Other current assets                             167.0          151.1
                                                ---------      ---------
    Total Current Assets                         1,822.0        1,763.0
                                                ---------      ---------

Investments and Other Assets                     1,455.0        1,453.3
                                                ---------      ---------
Property at Cost                                 2,725.8        2,606.0
  Accumulated depreciation                       1,331.3        1,255.1
                                                ---------      ---------
                                                 1,394.5        1,350.9
                                                ---------      ---------
      Total                                    $ 4,671.5      $ 4,567.2
                                                =========      =========

   Liabilities and Shareholders Equity

Current Liabilities
  Current maturities of long-term debt         $   284.3      $   303.2
  Notes payable                                    523.3          503.2
  Accounts payable                                 391.3          400.5
  Other current liabilities                        556.2          534.3
                                                ---------      ---------
    Total Current Liabilities                    1,755.1        1,741.2
                                                ---------      ---------
Long-Term Debt                                   1,547.2        1,602.1
                                                ---------      ---------
Deferred Income Taxes                               58.7           53.6
                                                ---------      ---------
Other Liabilities                                  503.8          479.3
                                                ---------      ---------
Redeemable Preferred Stock                         336.9          348.7
                                                ---------      ---------
Unearned ESOP Compensation                        (132.5)        (151.9)
                                                ---------      ---------
Shareholders Equity
  Preferred stock
  Common stock                                      11.5           11.5
  Capital in excess of par value                   207.7          169.6
  Retained earnings                              1,205.4        1,089.7
  Cumulative translation adjustment                (62.9)         (50.3)
  Common stock in treasury, at cost               (475.6)        (481.7)
  Unearned portion of restricted stock              (4.7)          (5.3)
  Value of common stock held in Grantor Trust     (279.1)        (239.3)
                                                ---------      ---------
    Total Shareholders Equity                      602.3          494.2
                                                ---------      ---------
      Total                                    $ 4,671.5      $ 4,567.2
                                                =========      =========

         See Accompanying Notes to Condensed Financial Statements.

                     RALSTON PURINA COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Condensed)
                              (Dollars in millions)

                                                            Six Months Ended
                                                               March 31,
                                                          1996           1995
Cash Flow from Operations                              ---------      ---------
  Net earnings                                        $   187.6      $   152.5
  Non-cash items included in income                       124.4          144.7
  Changes in assets and liabilities
    used in operations                                    (40.0)         (48.5)
  Other, net                                               11.3           11.5
                                                       ---------      ---------
    Net cash flow from operations                         283.3          260.2
                                                       ---------      ---------

Cash Flow from Investing Activities
  Acquisition of businesses                               (25.1)
  Property additions, net                                (125.8)        (127.9)
  Other, net                                                1.2           (9.1)
                                                       ---------      ---------
    Net cash provided (used) by investing activities     (149.7)        (137.0)
                                                       ---------      ---------
Cash Flow from Financing Activities
  Net cash flow provided (used) by debt                   (32.5)         (82.2)
  Dividends paid                                          (72.8)         (75.7)
  Other, net                                               (7.5)          (6.4)
                                                       ---------      ---------
    Net cash provided (used) by financing activities     (112.8)        (164.3)
                                                       ---------      ---------
Effect of Exchange Rate Changes on Cash                    (3.5)          (4.8)
                                                       ---------      ---------
Net Increase (Decrease) in Cash and
  Cash Equivalents                                         17.3          (45.9)
Cash and Cash Equivalents, Beginning of Period             44.3          126.0
                                                       ---------      ---------
Cash and Cash Equivalents, End of Period              $    61.6      $    80.1
                                                       =========      =========

           See Accompanying Notes to Condensed Financial Statements.

               RALSTON PURINA COMPANY AND SUBSIDIARIES
               NOTES TO CONDENSED FINANCIAL STATEMENTS
                          MARCH 31, 1996
             (Dollars in millions except per share data)

Note 1 - The accompanying unaudited financial statements have been prepared in accordance with the instructions for Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. These statements should be read in conjunction with the financial statements and notes thereto included in the Ralston Purina Company (the Company) Annual Report to Shareholders for the year ended September 30, 1995.

Note 2 - Primary earnings per share are based on the average number of shares outstanding during the period, excluding 4,173,000 and 4,086,000 shares of RAL Stock held by Ralston's Grantor Trust at March 31, 1996 and 1995, respectively. Fully diluted earnings per share are based on the average number of shares used for the primary earnings per share calculation, adjusted for the dilutive effect of convertible preferred stock, stock options, convertible debentures and compensation awards, when the effects of inclusion of such securities does not result in anti-dilution. The shares used in earnings per share computations were as follows:

                                                 (in millions)
                           Quarter   Quarter      Six Months   Six Months
                          March 31, March 31,     March 31,    March 31,
                             1996      1995          1996         1995
                           -------   -------      ---------    ---------
Primary                      101.8       101.9        101.8       101.9
Fully Diluted                110.9       112.5        110.8       112.5
  (Pro forma in prior year
   assuming one class of
    common stock)

Primary
 RAL Stock                               100.0                    100.0
 CBG Stock                                20.6                     20.6

Fully Diluted
 RAL Stock                               110.6                    110.5
 CBG Stock                                22.4                     22.4



Note 3 - As of March 31, 1996, there were 101,815,000 shares of RAL Stock outstanding, exclusive of 8,700,000 shares held in treasury and 4,173,000 Grantor Trust shares. At September 30, 1995, there were 101,721,000 shares of RAL Stock outstanding, exclusive of 8,831,000 RAL Stock shares held in treasury and 4,135,000 RAL Stock shares held by the Grantor Trust.

Note 4 - Other (income)/expense, net for six months consists of the following:

                                      March 31,    March 31,
                                        1996         1995
                                      ---------    ---------
Net translation and exchange loss        $18.1         $8.5
Investment income                         (4.5)        (3.9)
Miscellaneous (income)/expense             0.8         (2.5)
                                      ---------    ---------
                                         $14.4         $2.1
                                      =========    =========

Note 5 - Investments and Other Assets consists of the following:

                                      March 31,    Sept. 30,
                                         1996         1995
                                      ---------    ---------
Goodwill                                $516.2       $519.6
Other intangible assets                  274.4        286.9
Investments in affiliated companies      289.7        295.6
Deferred charges and other assets        374.7        351.2
                                      ---------    ---------
                                      $1,455.0     $1,453.3
                                      =========    =========


Note 6 - On March 29, 1996, the Company announced its intention to separate its international agricultural animal feeds business in a tax-free spin-off to shareholders. Completion of the spin-off may take nine to 12 months and is contingent upon a favorable tax ruling from the Internal Revenue Service and approval by the Ralston Purina Board of Directors.

Note 7 - During the quarter and six months ended March 31, 1995, the Company recorded charges of $11.7, after taxes, and $28.0, after taxes, respectively, or $.12 and $.11 per primary and fully diluted share for the quarter and $.28 and $.25 per share, respectively, for the six months, in connection with its restructuring of its worldwide carbon zinc battery production capacity.

On a pre-tax basis, charges for restructuring for the six months were $35.0 and consisted of termination benefits of $23.7, other cash exit costs of $3.3 and non-cash charges of $8.0, primarily related to anticipated losses on disposal of land, buildings and machinery and equipment.

During the current quarter and six months, 413 and 692 employees were severed in connection with the restructuring plan. One plant was closed during the current quarter. Cash exit costs incurred in the current quarter and six months related to the restructuring plan were $5.5 and $12.0, respectively.

Note 8 - On May 15, 1995, in the CBG Stock Exchange, the Company exchanged each outstanding share of Ralston-Continental Baking Group Common Stock (CBG Stock), a class of common stock intended to reflect separately the performance of the Company's fresh bakery products business (the CBG Group), for .0886 shares of Ralston-Ralston Purina Group Common Stock, which was intended to reflect separately the performance of the Company's other businesses (the RPG Group). Ralston-Ralston Purina Group Common Stock has now been redesignated as Ralston Purina Common Stock (RAL Stock).

Note 9 - Effective July 22, 1995, the Company sold Continental Baking Company (CBC) to Interstate Bakeries Corporation (IBC) and its wholly owned subsidiary, Interstate Brands Corporation, for $220 in cash and 16,923,077 shares of common stock of IBC (the IBC Stock). The Company's earnings and cash flows reflect the operations of CBC through July 22, 1995.

The following pro forma consolidated statement of earnings reflects the results of operations of the Company for the quarter and six months ended March 31, 1995 as if the sale of CBC and the CBG Stock Exchange had occurred as of October 1, 1994. Such statement has been prepared by adjusting the historical statement for the effects of revenues, expenses, assets and liabilities and the recapitalization which might have occurred had the sale of CBC and the CBG Stock Exchange been effected as of October 1, 1994.

This pro forma financial statement may not necessarily reflect the consolidated results of operations that would have existed had the sale of CBC and the CBG Stock Exchange occurred as of the date specified.

              PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
              (Dollars in millions except per share data)

                                             Quarter           Six Months
                                             Ended               Ended
                                            March 31,           March 31,
                                              1995                1995
                                            --------            --------
Net Sales (a)                              $1,281.5            $2,794.6
                                            --------            --------
Costs and Expenses
  Cost of products sold (a)                   753.5             1,616.1
  Selling, general and administrative (a)     244.4               477.3
  Advertising and promotion (a)               129.3               291.9
  Interest expense (b)                         44.1                90.3
  Provision for restructuring (a)              12.1                35.0
  Other (income)/expense, net (a)               2.7                 2.5
                                            --------            --------
                                            1,186.1             2,513.1
                                            --------            --------
Earnings before Income Taxes
  and Equity Earnings (Loss)                   95.4               281.5
Income Taxes (c)                              (43.6)             (122.8)
                                            --------            --------
Earnings before Equity Earnings (Loss)         51.8               158.7

Equity Earnings (Loss), Net of Taxes (d)        0.4                (0.4)
                                            --------            --------
Net Earnings                               $   52.2           $   158.3
                                            ========            ========
Earnings per Share (e):
  Primary                                  $   0.47            $   1.47
  Fully Diluted                            $   0.46            $   1.40
Average Shares Outstanding Used
 in Earnings per Share Computation (e):
  Primary                                     101.9               101.9
  Fully Diluted (f)                           111.3               111.2


(a) Exludes results of operations for CBC.
(b) Reflects reduction of interest expense at an average rate of 6.75% assuming debt repayment of $160 by the Company from a portion of the CBC sale proceeds.
(c) Reflects the applicable federal and state statutory tax rates for the pro forma adjustments.
(d) Reflects the Company's 46% share of IBC pro forma earnings (loss).
(e) Reflects exchange of CBG Stock for 1.8 million shares of RAL Stock.
(f) Reflects redemption of Redeemable Preferred Stock allocated to CBC ESOP participants.

                           RALSTON PURINA COMPANY                    Exhibit 11
                 COMPUTATION OF EARNINGS PER SHARE (PRO FORMA
               IN PRIOR YEAR ASSUMING ONE CLASS OF COMMON STOCK)
                     (in millions except per share data)

                                                            Six Months Ended
                                                               March 31,
                                                         1996            1995
PRO FORMA EARNINGS PER COMMON SHARE OUTSTANDING        ---------     ---------
Net earnings                                             $187.6        $152.5
Dividend on Series A ESOP convertible
  preferred stock, net of tax                              (7.2)         (9.6)
                                                       ---------     ---------
Earnings available to common shareholders                $180.4        $142.9
                                                       =========     =========

Weighted average shares - primary
  earnings per share calculation                          101.8 *       101.9 *
                                                       =========     =========


Earnings per common share outstanding                     $1.77         $1.40
                                                       =========     =========



PRO FORMA EARNINGS PER SHARE ASSUMING FULL DILUTION

Net earnings                                             $187.6        $152.5
Adjustments to net earnings to reflect assumed
  ESOP preferred stock conversion                          (2.2)         (3.1)
                                                       ---------     ---------
Net earnings for fully diluted
  earnings per share calculation                         $185.4         149.4
                                                       =========     =========


Weighted average number of common shares outstanding      101.8 *       101.9 *
Convertible preferred stock                                 6.9           9.6
Dilutive effect of stock options                            1.8           0.8
Dilutive effect of deferred compensation awards             0.3           0.2
                                                       ---------     ---------
Weighted average shares - fully diluted
  earnings per share calculation                          110.8         112.5
                                                       =========     =========

Earnings per share assuming full dilution                 $1.67         $1.33
                                                       =========     =========

* Excludes 4,173,000 and 4,086,000 shares held in Grantor Trust at March 31, 1996 and 1995.

                          RALSTON PURINA COMPANY                    Exhibit 11
              COMPUTATION OF EARNINGS PER SHARE FOR RAL STOCK *
                    (in millions except per share data)

                                                    Six Months Ended
                                                        March 31,
                                                          1995
EARNINGS PER COMMON SHARE OUTSTANDING                  ---------

Net earnings for RPG Group                               $160.3
Dividend on Series A ESOP convertible
  preferred stock, net of tax                              (8.7)
                                                       ---------
Earnings after preferred stock dividend                   151.6
                                                       =========

Weighted average shares - primary
  earnings per share calculation                          100.0 **
                                                       =========

Earnings per common share outstanding                     $1.52
                                                       =========


EARNINGS PER SHARE ASSUMING FULL DILUTION

Net earnings for RPG Group                               $160.3
Adjustments to net earnings to reflect assumed
  ESOP preferred stock conversion                          (2.3)
                                                       ---------
Net earnings for fully diluted
  earnings per share calculation                          158.0
                                                       =========

Weighted average number of common shares outstanding      100.0 **
Convertible preferred stock                                 9.4
Dilutive effect of stock options                            0.9
Dilutive effect of deferred compensation awards             0.2
                                                       ---------
Weighted average shares - fully diluted
  earnings per share calculation                          110.5
                                                       =========

Earnings per share assuming full dilution                 $1.43
                                                       =========

* Prior to May 15, 1995, RAL Stock reflected operations of the RPG Group only.

** Excludes 4,086,000 shares held in Grantor Trust at March 31, 1995.



                          RALSTON PURINA COMPANY                     Exhibit 11
            COMPUTATION OF EARNINGS PER SHARE FOR CBG STOCK
                    (in millions except per share data)

                                                     26 Weeks Ended
                                                        March 25,
                                                          1995
LOSS PER COMMON SHARE OUTSTANDING                      -----------
Net loss for CBG Group                                   ($14.9)
Dividend on Series A ESOP convertible
  preferred stock, net of tax                              (0.9)
                                                       ---------
Loss after preferred stock dividend                       (15.8)
                                                       =========

Weighted average number of shares outstanding              20.6
Shares issuable with respect to RPG Group's
  retained interest in the CBG Group                       16.7
                                                       ---------
Weighted average shares - primary
  earnings per share calculation                           37.3
                                                       =========

Loss per common share outstanding                         (0.42)
                                                       =========


LOSS PER SHARE ASSUMING FULL DILUTION

Net loss for CBG Group                                   ($14.9)
Adjustments to net loss to reflect assumed
  ESOP preferred stock conversion                          (1.4)
                                                       ---------
Net loss for fully diluted
  earnings per share calculation                          (16.3)
                                                       =========

Weighted average number of common shares outstanding       20.6
Shares issuable with respect to RPG Group's
  retained interest in the CBG Group                       16.7
Convertible preferred stock                                 1.7
Dilutive effect of deferred compensation awards             0.1
                                                       ---------
Weighted average shares - fully diluted
  earnings per share calculation                           39.1
                                                       =========

Loss per share assuming full dilution                    ($0.42)
                                                       =========
